TBS International Announces Agreements to Deleverage its Balance Sheet and Refresh its Fleet

DUBLIN, IRELAND – December 20, 2011 – TBS International plc (NASDAQ: TBSI) today announced that it has reached agreements with its bank lenders on terms to reduce its leverage and refresh its fleet.  As part of these agreements, TBS and the syndicates led by Bank of America and DVB Group Merchant Bank have agreed on terms to restructure outstanding indebtedness that contemplate exchanging existing senior debt for new senior debt and equity and the refreshing of the TBS fleet by long-term charters of modern tweendeckers and bulk carriers.  These terms provide for payment in full of the amounts owed to the Bank of America and DVB syndicates over a significantly extended maturity period, the continued business operations of TBS under current management and the same quality of Five Star service that TBS’s customers have always experienced.  TBS’s other lenders, Credit Suisse and American International Group, have agreed on similar terms.  TBS also is reducing its leverage by delivering, at the completion of their present voyages, the six vessels that are collateral for loans from a syndicate led by The Royal Bank of Scotland in exchange for a full release of all amounts owed to that syndicate.  The terms of these agreements do not provide for any remaining value in the outstanding ordinary or preferred shares of TBS.

Joseph Royce, the Chief Executive Officer of TBS, remarked that “TBS is extremely pleased to have agreed these terms with our various creditor groups.  These terms will permit us to reduce our outstanding indebtedness by almost 50%, significantly reduce our ongoing payments of principal and interest, refresh our fleet with modern tweendeckers and bulk carriers and continue to serve our customers around the globe.”

Forward-Looking Statements "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.  Such statements are just predictions and involve risks and uncertainties such that actual results may differ materially.

TBS refers you to its filings with the Securities and Exchange Commission, in particular its quarterly report on Form 10-Q and its annual report on Form 10-K.  These documents contain and identify important factors that could cause the actual results to differ materially from those expressed in these forward-looking statements.

About TBS International plc

TBS provides worldwide shipping solutions to a diverse client base of industrial shippers through its Five Star Service: ocean transportation, projects, operations, port services and strategic planning. The TBS shipping network operates liner, parcel and dry bulk services, supported by a fleet of multipurpose tweendeckers and handysize/handymax bulk carriers, including specialized heavy-lift vessels and newbuild tonnage. TBS has developed its franchise around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Middle East. Visit the TBS website at www.tbsship.com

For more information, please contact:
     Company Contact:
     Ferdinand V. Lepere
     Senior Executive Vice President and Chief Financial Officer
     TBS International plc
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     E-mail: tbs@capitallink.com